Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

JUPITERMEDIA CORPORATION,

MEDIABISTRO ACQUISITION SUBSIDIARY, INC.

MEDIABISTRO.COM INC.

and

LAUREL TOUBY, AS AGENT OF THE SECURITY HOLDERS OF

MEDIABISTRO.COM INC.

Dated as of July 17, 2007

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SCHEDULES

Schedule 1.1	Knowledge of the Company
Schedule 4.1	Applicable Percentage Interest
Schedule 4.7	Target Gross Margin
Schedule 4.7(g)	Senior Management Team
Schedule 5.2	Capitalization of the Company
Schedule 5.3	Conflicts or Violations by the Stockholders’ Agent or the Company
Schedule 5.5(a)	Financial Statements
Schedule 5.5(b)	Interim Financial Statements
Schedule 5.6	Undisclosed Liabilities
Schedule 5.7	Accounts Receivable
Schedule 5.9(b)	Real Property
Schedule 5.10	Personal Property
Schedule 5.11(a)	Compliance with Legal Requirements
Schedule 5.11(b)	Permits
Schedule 5.12	Affiliate Agreements and Liabilities
Schedule 5.13	Contracts
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(b)	Intellectual Property Licenses
Schedule 5.14(e)	Infringement of Intellectual Property
Schedule 5.14(f)	Intellectual Property Consents
Schedule 5.14(g)	Violations of Intellectual Property Agreements
Schedule 5.14(h)	Title to Intellectual Property
Schedule 5.15	Software
Schedule 5.16	Labor Relations
Schedule 5.17	Employee Benefits
Schedule 5.18	Insurance
Schedule 5.19	Litigation
Schedule 5.20	Environmental Matters
Schedule 5.21	Tax Matters
Schedule 5.22	Interim Operations
Schedule 5.25	Major Customers, Major Suppliers and Major Distributors
Schedule 5.27	Accounts
Schedule 5.30	Transferred Assets

EXHIBITS

Exhibit A	Form of Written Consent of the Stockholders of the Company
Exhibit B	Non-Compete and Non-Solicit Agreement
Exhibit C	Touby Employment Agreement
Exhibit D	Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 17, 2007, by and among Jupitermedia Corporation, a Delaware corporation (“Parent”), Mediabistro Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Mediabistro.com Inc., a Delaware corporation (the “Company”) and Laurel Touby, as agent for the security holders of the Company (the “Stockholders’ Agent”).

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of each of Parent and Merger Sub and the Board of Directors of the Company have approved and declared advisable the Merger upon the terms and subject to the conditions set forth herein in accordance with the DGCL (as defined below);

WHEREAS, immediately prior to the execution of this Agreement, all of the holders of Series A Preferred Stock (as defined below) have, pursuant to and in accordance with the terms of the Certificate of Incorporation (as defined below) converted their respective shares of Series A Preferred Stock on a one for one basis into shares of Common Stock (as defined below);

WHEREAS, immediately prior to the execution of this Agreement, all or substantially all of the holders of Company Options (as defined below) have, pursuant to and in accordance with the terms thereof exercised their respective Company Options and acquired shares of Common Stock (as defined below);

WHEREAS, after giving effect to the aforesaid conversion, the holders of at least a majority of the issued and outstanding shares of Common Stock (as defined below), constituting the only securities of the Company entitled to vote upon this Agreement and the transactions contemplated hereby (including the Merger), in accordance with the terms of the Certificate of Incorporation and the DGCL, have, pursuant to a written consent, a copy of which is attached hereto as Exhibit A (the “Stockholder Consent”), approved the Merger and adopted this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of the Company’s Common Stock (as defined below) and the Company Options shall be converted into the right to receive a portion of the Merger Consideration (as defined below);

WHEREAS, a portion of the Merger Consideration otherwise payable in connection with the Merger shall be deposited in escrow by Parent with the Escrow Agent (as defined below) in order to fund (i) potential claims made by Parent for indemnification pursuant to Article X hereof and (ii) potential adjustments to the Merger Consideration pursuant to Section 4.8 hereof;

WHEREAS, a portion of the Merger Consideration otherwise payable in connection with the Merger shall be deposited in escrow by the Stockholders’ Agent in order to fund the Sellers’ Internal Escrow Fund and to pay any future costs or expenses of the Stockholders’ Agent in connection with the discharge of her duties hereunder; and

WHEREAS, the Earnout Payments (as defined below), if any, and any Working Capital Adjustment (as defined below) and any distribution from the Escrow Fund in favor of the Sellers shall be paid to the Stockholders’ Agent for the benefit of all of the Sellers (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the Parties (as defined below) hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accelerated First Earnout Gross Margin” — See Section 4.7(c) hereof.

“Accelerated First Earnout Amount” — See Section 4.7(c) hereof.

“Accelerated First Earnout Payment” — See Section 4.7(c) hereof.

“Accelerated First Earnout Statement” — See Section 4.7(c) hereof.

“Accelerated Second Earnout Gross Margin” — See Section 4.7(d) hereof.

“Accelerated Second Earnout Payment” — See Section 4.7(d) hereof.

“Accelerated Second Earnout Statement” — See Section 4.7(d) hereof.

“Accounts Receivable” — See Section 5.7 hereof.

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

“Agreement” — See Preamble hereto.

“Applicable Percentage Interest” shall mean the percentage interest of each of the Sellers of the Fully Diluted Shares as set forth on Schedule 4.1.

“Arbiter” — See Section 4.8(c) hereof.

“Balance Sheet” — See Section 5.5(a) hereof.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Cap” shall mean, at a given time, the sum of (i) the then current balance of the Escrow Amount (i.e., giving effect to any amounts released from the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement) plus (ii) any Earnout Payments, but only to the extent that same have not yet been paid to the Stockholders’ Agent.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company.

“Certificate of Merger” — See Section 2.2 hereof.

“Certificates” — See Section 4.2(a) hereof.

“Closing” — See Section 4.9 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

“Common Stock Price Per Share” shall mean the Net Merger Consideration divided by the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Date and number of shares of Common Stock issuable upon the exercise of the Company Options issued and outstanding immediately prior to the Effective Date.

“Company” — See Preamble hereto.

“Company Capital Stock” shall mean shares of Common Stock and shares of Preferred Stock, collectively.

“Company Closing Costs” — See See Section 11.4 hereof.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company, taken as a whole. Company Material Adverse Effect shall not include any event, change, circumstance, effect, development or state of facts that is attributable to general economic conditions or conditions affecting the media, job posting or education industries generally unless the Company is disproportionately affected relative to similarly situated entities in such industries.

“Company Options” shall mean options exercisable for shares of Company Capital Stock.

“Company Organizational Documents” — See Section 5.1(c) hereof.

“Company’s Extended Representations” — See Section 10.1 hereof.

“Contract” as of any date means any contract, agreement, commitment, instrument or guaranty to which the Company is a party as of such date or which the Company’s assets are bound by or subject to, including, without limitation, those listed or required to be listed on Schedule 5.13, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company.

“Copyrights” shall mean copyrights (whether registered or unregistered) in writings, artwork, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction.

“DGCL” — See Section 2.1 hereof.

“Dissent Action” — See Section 7.4 hereof.

“Dissenting Shares” — See Section 4.3 hereof.

“Dissenting Stockholders” — See Section 4.3 hereof.

“Domain Names” shall mean Internet Web sites, domain names and registrations or applications for registration thereof as listed on Schedule 5.14(a) hereto and all Intellectual Property used in connection with or contained in all versions of such Web sites.

“Earnout Acceleration Notice” shall mean notice by the Stockholders’ Agent of exercise of the right under Section 4.7(c) or Section 4.7(d) to accelerate the Earnout Payments not yet paid as of the date of delivery of such notice.

“Earnout Commencement Date” shall mean July 1, 2007.

“Earnout Gross Margin” shall mean direct revenues less direct expenses of the Company, each calculated in accordance with GAAP, for the Company’s Job Board, on line advertising and on line sponsorships. For the avoidance of doubt, (i) all other revenue and all other expenses of the Company, including, without limitation, depreciation, amortization, allocations of overhead, management charges, interest, and extraordinary gains or losses, shall be excluded for purposes of the calculation of Earnout Gross Margin and (ii) “direct expenses” of the Company for the Company’s Job Board, on line advertising and on line sponsorships shall mean only the type and categories of expenses and personnel utilized in calculating the Target

Gross Margin and (iii) any direct expenses incurred in providing Supplemental Services shall be included in determining “direct expenses”. “Earnout Payments” shall mean (i) the First Earnout Payment and the Second Earnout Payment, collectively, or (ii) the Accelerated First Earnout Payment or (iii) the First Earnout Payment and the Accelerated Second Earnout Payment, collectively, as the case may be.

“Earnout Period” shall mean the First Earnout Period and/or the Second Earnout Period.

“Effective Date” — See Section 2.2 hereof.

“Effective Date Balance Sheet” — See Section 4.8(a) hereof.

“Effective Date Working Capital” — See Section 4.8(a) hereof.

“Employee Benefit Plans” shall mean an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employees” — See Section 5.16 hereof.

“Environmental Laws” shall mean any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. § 651 et seq.).

“Environmental Reference Date” — See Section 5.20(a) hereof

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code.

“Escrow Agent” — See Section 4.6(a) hereof.

“Escrow Agreement” — See Section 4.6(a) hereof.

“Escrow Amount” — See Section 4.6(a) hereof.

“Escrow Fund” — See Section 4.6(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” — See Section 4.1(b) hereof.

“Final Adjustment Report” — See Section 4.8(a) hereof.

“Financial Statements” — See Section 5.5(a) hereof.

“First Earnout Gross Margin” — See Section 4.7(a) hereof.

“First Earnout Payment” — See Section 4.7(a) hereof.

“First Earnout Period” shall mean the period commencing on the Earnout Commencement Date and ending on the date that is twelve (12) months from the Earnout Commencement Date.

“First Earnout Statement” — See Section 4.7(a) hereof.

“Fully-Diluted Shares” shall mean the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Date, assuming the exercise, conversion or exchange of all outstanding Company Options for which the exercise price per share of Common Stock is less than the Common Stock Price Per Share, warrants, rights or instruments to purchase or otherwise acquire Company Capital Stock and the issuance of all the shares of Company Capital Stock issuable in respect thereof. For the avoidance of doubt, the Excluded Shares are not used in calculating the Fully-Diluted Shares.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis with those principles, categories, judgments, methodologies and procedures historically utilized by the Company in preparation of the Company’s Financial Statements and without regard to any changes instituted by the Company after the Effective Date, whether mandated by changes in GAAP or otherwise.

“Governmental Agency” shall mean (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Grant Date” — See Section 5.2(c) hereof.

“Hazardous Material” shall mean each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Effective Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Knowledge the Company could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any “toxic substance,” “hazardous substance,” “hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“Indebtedness” shall mean, with respect to any specified Person and without duplication, any liability (contingent or otherwise, but excluding any intercompany liabilities) relating to: (a) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) reimbursement obligations and obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured, in each case in an amount in excess of $10,000; (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services (other than with respect to the acquisition by the Company of Future Telecom), other than indemnification obligations, trade accounts payable arising, and accrued expenses incurred, in the ordinary course of its business and consistent with such Person’s customary trade practices; (d) obligations with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar Contracts specifically designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices; (e) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of or has been assumed by such Person; and (f) indebtedness of others guaranteed by such person.

“Indemnified Party” — See Section 10.4(a) hereof.

“Indemnifying Party” — See Section 10.4(a) hereof.

“Insurance Policies” — See Section 5.18 hereof.

“Intellectual Property” shall mean all of the following to the extent owned, used or licensed by the Company: (i) Marks; (ii) Patents; (iii) Trade Secrets (iv) Copyrights; (v) Domain Names; (vi) confidential information, customer data and database rights; (vii) books and records describing or used in connection with any of the foregoing; (viii) all rights under agreements relating to any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Internal Revenue Service” — See Section 5.17(b) hereof.

“Interim Balance Sheets” — See Section 5.5(b) hereof.

“Interim Financial Statements” — See Section 5.5(b) hereof.

“Job Board” shall mean the Company’s on line job postings or listings and any Supplemental Services.

“Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of those members of the Company’s senior management team identified on Schedule 1.1 hereto.

“Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty.

“Leased Property” — See Section 5.9(b) hereof.

“Leases” — See Section 5.9(b) hereof.

“Letter of Transmittal” — See Section 4.2(a) hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Losses” shall mean any direct out of pocket losses, amounts paid in settlement, claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and reasonable attorneys’ fees. Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no Party shall be liable for, any consequential, incidental, indirect, punitive or other special damages, including, without limitation, loss of revenue, profits or income, diminution in value, loss of business reputation or opportunity, or any damages attributable to a multiplier effect or capitalization of out of pocket damages except to the extent paid to a third party.

“Major Customers” — See Section 5.25 hereof.

“Major Distributors” — See Section 5.25 hereof.

“Major Suppliers” — See Section 5.25 hereof.

“Marks” shall mean all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names, corporate names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith.

“Merger” — See Recitals hereto.

“Merger Consideration” shall mean $20,000,000 plus the Earnout Payments, if any. The Merger Consideration shall be subject to adjustment as set forth in Section 4.8 hereof.

“Merger Sub” — See Preamble hereto.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Merger Consideration” shall mean the Merger Consideration less (i) the Escrow Amount; (ii) all Company Closing Costs actually paid by the Parent; and (iii) the Supplemental Escrow.

“Non-Compete and Non-Solicit Agreement” shall mean the non-compete and non-solicit agreement by and among the Company and Laurel Touby, attached hereto as Exhibit B.

“Nondisclosure Agreement” — See Section 9.2 hereof.

“Objection Notice” — See Section 4.8(b) hereof.

“Option Holder’s Debt” — See Section 4.1(e) hereof.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

“Parent” — See Preamble hereto.

“Parent Indemnities” — See Section 10.2(a) hereof.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole.

“Parties” shall mean the signatories hereto.

“Patents” shall mean patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof.

“PBGC” shall mean Pension Benefit Guaranty Corporation.

“Permits” shall mean any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, and (c) liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Agency.

“Plans” — See Section 5.17(a) hereof.

“Pre-Closing Taxes” shall mean (A) all liability for Taxes of the Company or any predecessor thereof for Pre-Closing Tax Periods; (B) all liability resulting by reason of the liability of the Company pursuant to Treasury Regulations § 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Effective Date as a transferee or successor, by contract or otherwise; (C) all liability attributable to any misrepresentation or breach of warranty made by the Company in Section 5.21 of this Agreement; (D) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the Company under this Agreement; and (E) all liability for Taxes of any other Person pursuant to any contractual agreement entered into by the Company on or before the Effective Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Effective Date and the portion ending on and including the Effective Date of any Straddle Period.

“Preferred Stock” shall mean shares of the Company’s Preferred Stock, par value $0.001 per share.

“Proprietary Software” — See Section 5.15 hereof.

“Release” shall mean any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

“Second Earnout Gross Margin” — See Section 4.7(b) hereof.

“Second Earnout Period” shall mean the period commencing on the date that is twelve (12) months from the Earnout Commencement Date and ending on the date that is twenty four (24) months from the Earnout Commencement Date.

“Second Earnout Payment” — See Section 4.7(b) hereof.

“Second Earnout Statement” — See Section 4.7(b) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” shall mean the Stockholders and the holders of Company Options, if any, collectively.

“Series A Preferred Stock” shall mean shares of the Company’s first and only series of Preferred Stock, designated “Series A Preferred Stock”.

“Single-Employer Plan” shall mean an Employee Pension Benefit Plan which is described in Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA.

“Stockholders” shall mean the holders of Common Stock.

“Stockholders’ Agent” — See Preamble hereto.

“Stockholders Agreement” — See Section 11.1 hereof.

“Stockholder Consent” — See Recitals hereto.

“Stockholder Indemnities” — See Section 10.3 hereof.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Effective Date.

“Subsidiary” means, with respect to any Person, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

“Supplemental Escrow” — See Section 4.6(d) hereof.

“Supplemental Services” shall mean any complementary or supplemental on line products or services to the Job Board developed or commenced by the Company after the Effective Date, including, without limitation, access to any on line resumé database.

“Survival Period” — See Section 10.1 hereof.

“Surviving Corporation” — See Section 2.1 hereof.

“Target Gross Margin” shall mean $3,199,351, which the parties agree and acknowledge to be the Earnout Gross Margin for the twelve (12) month period ended March 31, 2007. The calculation of the Target Gross Margin is set forth on Schedule 4.7. “Target Working Capital” shall mean $500,000.

“Tax Claim” — See Section 10.6 hereof.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean (i) all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; (ii) any liability to pay amounts due pursuant to (i) on behalf of another person under any Contract, reimbursement or indemnity agreement, as transferee or otherwise; and (iii) any liability to pay amounts described in (i) by reason of liability imposed under Treasury Regulations § 1.1502-6 or similar provision imposing liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing; and “Tax” shall mean any one of them.

“Threshold” — See Section 10.2(a) hereof.

“Third Party Software” — See Section 5.15 hereof.

“Touby Employment Agreement” shall mean the employment agreement between Laurel Touby and the Company, attached hereto as Exhibit C.

“Trade Secret” shall mean trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof.

“Transaction Documents” shall mean, collectively, this Agreement and all of the other agreements, documents and instruments entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement, including, without limitation, the Escrow Agreement, the Touby Employment Agreement and the Non Compete and Non Solicit Agreement.

“Transferred Assets” — See Section 5.30 hereof.

“Triggering Event” — See Section 4.7(c) hereof.

“Working Capital” shall mean, as of any date, an amount equal to those current assets of the Company minus those current liabilities of the Company determined as of the close of business on such date and in accordance with GAAP. For the avoidance of doubt, current assets and current liabilities of the Company shall include (i) any cash received from the exercise of any Company Options prior to the Closing, (ii) the current income Tax benefit realized by the Company from the exercise of any Company Options prior to the Closing or cancellation of any Company Options, (iii) the payment of any pre-Closing bonuses out of the Company’s cash, (iv) the current income Tax benefit that is realized by the Company from such pre-Closing bonuses, (v) any and all security deposits under the Company’s real property lease in New York City, and (vi) all accruals and reserves for the current portion of Pre-Closing Taxes. Furthermore, Working Capital shall include the current income Tax benefit that is realized from the Company’s net loss (if any) for the tax year ending on the Effective Date through the carry back of any such loss and that will be realized during the one (1) year period after the Effective Date by applying such net loss (that have not been utilized as a carryback) against the taxable income of the Company as if the Company had remained an independent stand-along taxpayer during such period. The fair market value of each share of Common Stock of the Company, which shall be between $0.67 and $0.70, shall be used for the purposes of determining the tax consequences of the exercise of Company Options in 2007.

“Working Capital Adjustment” shall mean the amount due from Parent to the Stockholders’ Agent or due to Parent from the Stockholders’ Agent pursuant to Section 4.8(c).

“Works” shall mean programs, products, processes, designs, modifications, enhancements, know-how, inventions, whether or not patentable, improvements, discoveries or works of authorship.

ARTICLE II.

THE MERGER

Section 2.1. The Merger.

Upon the terms and subject to the conditions hereof, on the Effective Date, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2. Effective Date of the Merger.

The Merger shall become effective at 8:00AM EST on July 18, 2007 (the “Effective Date”) and the Parties shall cause a properly executed Certificate of Merger (the

“Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware on the Effective Date.

ARTICLE III.

THE SURVIVING CORPORATION

Section 3.1. Certificate of Incorporation.

The certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of the Merger Sub and such amended and restated certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended as provided therein or by law.

Section 3.2. Bylaws.

The bylaws of Merger Sub as in effect on the Effective Date shall be the bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

Section 3.3. Board of Directors; Officers.

The directors of the Merger Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV.

CONVERSION OF SHARES

Section 4.1. Merger Consideration; Effect on Capital Stock.

Subject to the terms and conditions of this Agreement, as of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock, the following shall occur:

(a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute all of the issued and outstanding stock of the Surviving Corporation.

(b) Each share of Company Capital Stock that is owned by the Company as treasury stock immediately prior to the Effective Date shall automatically be cancelled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefore (the “Excluded Shares”).

(c) Each issued and outstanding share of Common Stock (other than shares to be cancelled pursuant to Section 4.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Date shall automatically be converted into and become the right to receive, without interest, the Common Stock Price Per Share. The holders of Common Stock will have no further rights against the Company, Parent or Merger Sub, or any of their respective Affiliates or any of their respective officers, directors, employees, agents, consultants, independent contractors or shareholders, in respect of any Common Stock from and after the Effective Date and after the payment required to be made to such holder of Common Stock pursuant to this Section 4.1(c) and shall look solely to the Stockholders’ Agent for payment of their respective Applicable Percentage Interest of any Earnout Payments, Working Capital Adjustment in favor of the Sellers and/or proceeds of the Escrow Fund or the Supplemental Escrow received by the Stockholders’ Agent.

(d) Each Company Option outstanding immediately prior to the Effective Date pursuant to any of the Company’s stock option plans or otherwise will at the Effective Date automatically be cancelled and the holder of such Company Option will, in full settlement of such Company Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Company Option, receive from the Company an amount, in cash equal to the product of (x) the positive difference, if any, of the Common Stock Price Per Share less the exercise price per share of Common Stock of such Stock Option multiplied by (y) the number of shares of Common Stock subject to such Company Option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any Company Option equals or exceeds the Common Stock Price Per Share, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Date. The holders of Company Options will have no further rights against the Company, Parent or Merger Sub, or any of their respective Affiliates or any of their respective officers, directors, employees, agents, consultants, independent contractors or shareholders, in respect of any Company Options from and after the Effective Date and after the payment required to be made to such holder of a Company Option pursuant to this Section 4.1(d) and shall look solely to the Stockholders’ Agent for payment of their respective Applicable Percentage Interest of any Earnout Payments, Working Capital Adjustment in favor of the Sellers and/or proceeds of the Escrow Fund or the Supplemental Escrow received by the Stockholders’ Agent. Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by Section 4.1(d) herein, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

(e) In connection with the exercise of Company Options by certain holders thereof immediately prior to the Effective Date, such holders of Company Options have become obligated to make payments to the Company with respect to the exercise price and applicable withholding obligations (the “Option Holder’s Debt”).

Section 4.2. Exchange of Certificates; 262 Notice.

(a) As soon as reasonably practicable after the Effective Date, Parent shall mail (i) any notices required by Section 262 of the DGCL to all Stockholders who did not execute the Stockholder Consent and who are entitled to demand appraisal of their shares of

Company Capital Stock pursuant to the provisions of Section 262 of the DGCL and (ii) to each holder of Company Capital Stock (other than holders of Excluded Shares) (A) a letter of transmittal containing customary provisions (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates representing such Company Capital Stock (the “Certificates”) shall pass, only upon delivery of the Certificates to Parent and (B) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Net Merger Consideration applicable thereto. Upon surrender of such Certificate or Certificates for cancellation to Parent, together with the Letter of Transmittal, duly executed, for each share of Company Capital Stock formerly represented by each such Certificate, Parent shall promptly deliver to each such Stockholder, by check or wire transfer (as specified in the Letter of Transmittal), the applicable portion of the Net Merger Consideration payable to such Stockholder with respect to such shares of Company Capital Stock pursuant to Section 4.1(c) hereof.

(b) Until surrendered, Certificates representing shares of Company Capital Stock shall represent solely the right to receive the portion of the Net Merger Consideration applicable thereto. If any Certificates representing shares of Company Capital Stock shall not have been surrendered for such exchange prior to such date on which any consideration in respect thereof would otherwise escheat to or become the property of any Governmental Agency or other governmental entity, such shares of Company Capital Stock shall, to the extent permitted by applicable law, be deemed to be cancelled and no Merger Consideration shall be due to the holder thereof. Notwithstanding the foregoing, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.

Section 4.3. Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Date and which are held by Stockholders who did not execute the Stockholder Consent and who are entitled to demand and properly demand appraisal of such Dissenting Shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the applicable portion of the Net Merger Consideration hereunder but instead such holders shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and as of the Effective Date, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Capital Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Date, the applicable portion of the Net Merger Consideration hereunder, in accordance with Section 4.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights of appraisal, and (ii) the opportunity (to the extent reasonably practicable) to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 4.4. Lost, Stolen or Destroyed Certificates.

In the event any Certificate or agreement reflecting any Company Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Seller claiming such Certificate or agreement to be lost, stolen or destroyed and an indemnity by such Seller, in an amount to be reasonably determined by Parent, at such Seller’s sole cost and expense against any claim that may be made against it with respect to such Certificate or agreement, Parent will pay and issue, in exchange for such lost, stolen or destroyed Certificate or agreement, the applicable portion of the Net Merger Consideration in accordance with Section 4.1(c) and Section 4.1(e) hereof in respect of the shares of Common Stock represented by such lost, stolen or destroyed Certificate or in respect of any shares of Common Stock which have not been issued and are represented by such lost, stolen or destroyed agreement reflecting any Company Options.

Section 4.5. Closing of the Company’s Transfer Books.

At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall be made thereafter and Certificates or agreements reflecting any Company Options that are presented to the Surviving Corporation after the Effective Date shall be cancelled and exchanged for the applicable portion of the Net Merger Consideration in accordance with Section 4.1(c) and Section 4.1(e).

Section 4.6. Escrows; Company Actions.

(a) On the Effective Date, Parent shall promptly deliver to JPMorgan Chase Bank, N.A. (the “Escrow Agent”), pursuant to the escrow agreement among the Stockholders’ Agent, Parent and the Escrow Agent, which is attached hereto as Exhibit D (the “Escrow Agreement”), $2,000,000 of the Merger Consideration (the “Escrow Amount”), to be held in escrow (the “Escrow Fund”) and distributed in accordance with the terms of this Agreement and of the Escrow Agreement. In connection with such deposit of the Escrow Amount with the Escrow Agent, each Seller will be deemed to have received and deposited with the Escrow Agent such Seller’s Applicable Percentage Interest in the Escrow Fund as determined as of the Effective Date , without any act of such Seller; provided, however, that any amounts from the Escrow Fund that become due and payable to the Sellers shall be paid to the Stockholders’ Agent in full satisfaction of the triggering payment obligation under this Agreement or the Escrow Agreement. In the event that any of the Escrow Fund is used to pay amounts for any Working Capital Adjustment to the Merger Consideration pursuant to Section 4.8, the Stockholders’ Agent shall promptly replenish the Escrow Fund for such paid amounts, in immediately available funds. Subject to any then outstanding claims for indemnification under Article X of this Agreement, the Escrow Fund shall be released as follows: fifty percent (50%) of the Escrow Fund shall be released within ten (10) business days of the filing of Parent’s Form 10 K for the year ended December 31, 2007 but in all events by April 1, 2008 and the remaining fifty percent

(50%) of the Escrow Amount shall be released eighteen (18) months from the Effective Date. Unless the total amount of all then outstanding claims for indemnification under Article X of this Agreement exceeds the then principal balance of the Escrow Amount, fifty percent (50%) of the accrued interest on the Escrow Amount shall be distributed to the Stockholders’ Agent within five (5) business days of the last day of each September, December, March and June hereafter until all of the Escrow Amounts have been distributed or released in accordance with this Agreement and the Escrow Agreement. All accrued and unpaid interest in respect of the Escrow Amount shall also be distributed to the Stockholders’ Agent concurrently with any distribution to the Stockholders’ Agent of principal of the Escrow Amount and all Taxes in respect of such interest shall be borne by the Stockholders’ Agent.

(b) The Company has caused any stock purchase and stock option plan maintained by the Company to terminate as of the Effective Date.

(c) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable to any Seller pursuant to this Article IV the Option Holder’s Debt of any Seller and such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or the holder of Company Options in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

(d) On the Effective Date, Parent shall promptly deliver to the Stockholders’ Agent $500,000 of the Merger Consideration, to be held in escrow (the “Supplemental Escrow”) in a separate account for the benefit of all of the Sellers under the Stockholders’ Agreement. In connection with the payment of the Supplemental Escrow to the Stockholders’ Agent, each Seller will be deemed to have received and deposited with the Stockholders’ Agent such Seller’s Applicable Percentage Interest in the Supplemental Escrow as determined as of the Effective Date, without any act of such Seller. Under no circumstances or events shall Parent, Merger Sub, or the Company or any of their respective Affiliates or any of their respective officers, directors, employees, agents, consultants, independent contractors or shareholders have any responsibility or liability for, in connection with, or arising out of, the Supplemental Escrow after the initial payment of the Supplemental Escrow to the Stockholders’ Agent.

Section 4.7. Earnout Payments.

(a) Within seventy-five (75) days following the last day of the First Earnout Period, Parent shall deliver to the Stockholders’ Agent a written statement (the “First Earnout Statement”) setting forth the aggregate Earnout Gross Margin of the Company for the First Earnout Period (the “First Earnout Gross Margin”) and the amount by which the First Earnout Gross Margin exceeds the Target Gross Margin (the “First Earnout Payment”). Parent shall pay the First Earnout Payment in immediately available funds to the Stockholders’ Agent within seventy-five (75) days of the last day of the First Earnout Period. In no event shall the First Earnout Payment exceed $1,500,000 and any amount in excess of $1,500,000 shall be added to the calculation of the Second Earnout Gross Margin.

(b) Within seventy-five (75) days following the last day of the Second Earnout Period, Parent shall deliver to the Stockholders’ Agent a written statement (the “Second Earnout Statement”) setting forth the aggregate Earnout Gross Margin of the Company for the Second Earnout Period, which shall include any First Earnout Payment amount in excess of $1,500,000 (the “Second Earnout Gross Margin”) and the amount by which the Second Earnout Gross Margin exceeds the Target Gross Margin (the “Second Earnout Payment”). Parent shall pay the Second Earnout Payment in immediately available funds to the Stockholders’ Agent within seventy-five (75) days of the last day of the Second Earnout Period. In no event shall the First Earnout Payment and the Second Earnout Payment exceed $3,000,000 in the aggregate.

(c) In the event that on or before the end of the First Earnout Period, (i) the Company terminates the Touby Employment Agreement for any reason other than for Cause (as defined therein), (ii) Touby terminates the Touby Employment Agreement for Good Reason (as defined therein) or (iii) Parent materially breaches its obligations under Section 4.7(g) and Parent fails to cure such breach within twenty (20) days of receipt of written notice of such breach from the Stockholders’ Agent (any of (i), (ii) or (iii), a “Triggering Event”), then upon receipt of the written request of the Stockholders’ Agent (in her sole discretion provided that such written request is delivered within thirty (30) days of the Triggering Event), Parent shall, within seventy-five (75) days of such request, deliver to Stockholders’ Agent a written statement (the “Accelerated First Earnout Statement”) setting forth the Earnout Gross Margin for the period from the Earnout Commencement Date through the date of the Triggering Event multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days from the Earnout Commencement Date through the date of the Triggering Event (the “Accelerated First Earnout Gross Margin”). In the event that the Accelerated First Earnout Gross Margin is greater than the Target Gross Margin (the “Accelerated First Earnout Amount”), the Stockholders’ Agent shall have the right, exercisable in her sole discretion, to accelerate payment of the First Earnout Payment and the Second Earnout Payment by delivering to Parent, within ten (10) business days following receipt by the Stockholders’ Agent from Parent of the Accelerated First Earnout Statement, of written notice of her election to so accelerate such payments. If the Stockholders’ Agent elects to accelerate payment of the First Earnout Payment and the Second Earnout Payment, Parent shall pay an amount equal to two times (2x) the Accelerated First Earnout Amount (the “Accelerated First Earnout Payment”) in immediately available funds to the Stockholders’ Agent within ten (10) business days of its receipt from the Stockholders’ Agent of notice of her election to accelerate (and such payment shall satisfy Parent’s obligations for both the First Earnout Period and the Second Earnout Period). In no event shall the amount paid pursuant to this subsection (c) exceed $3,000,000 in the aggregate. In the event that Stockholders’ Agent does not elect to accelerate the First Earnout Payment and the Second Earnout Payment, such Earnout Payments shall be calculated and paid in accordance with Section 4.7(a) and Section 4.7(b).

(d) In the event that a Triggering Event occurs after the end of the First Earnout Period but before the end of the Second Earnout Period, then upon receipt of the written request of the Stockholders’ Agent (in her sole discretion provided that such written request is delivered within thirty (30) days of the Triggering Event), Parent shall, within ninety (90) days of such request, deliver to Stockholders’ Agent a written statement (the “Accelerated Second Earnout Statement”) setting forth the Earnout Gross Margin for the trailing twelve (12) month period ending on the last day of the calendar month immediately preceding the month during which the Triggering Event occurs (giving effect to any amount in excess of $1,500,000 from the First Earnout Period) (the “Accelerated Second Earnout Gross Margin”). In the event that the Accelerated Second Earnout Gross Margin is greater than the Target Gross Margin (the “Accelerated Second Earnout Payment”), the Stockholders’ Agent shall have the right, exercisable in her sole discretion, to accelerate payment of the Second Earnout Payment by delivering to Parent, within ten (10) business days following receipt by the Stockholders’ Agent from Parent of the Accelerated Second Earnout Statement, of written notice of her election to so accelerate such payment. If the Stockholders’ Agent elects to accelerate payment of the Second Earnout Payment, Parent shall pay an amount equal to the Accelerated Second Earnout Payment in immediately available funds to the Stockholders’ Agent within ten (10) business days of its receipt from the Stockholders’ Agent of notice of her election to accelerate (and such payment shall satisfy Parent’s obligation for the Second Earnout Period). In no event shall the First Earnout Payment and the Accelerated Second Earnout Payment exceed $3,000,000 in the aggregate. In the event that Stockholders’ Agent does not elect to accelerate the Second Earnout Payment, such Second Earnout Payment shall be calculated and paid in accordance with Section 4.7(b).

(e) The Stockholders’ Agent or an accountant appointed by the Stockholders’ Agent (which accountant shall be reasonably acceptable to Parent and shall be subject to a reasonable confidentiality agreement) shall have the right to inspect and review the Company’s books, records and work papers solely to the extent relevant in connection with each of the First Earnout Statement, the Accelerated First Earnout Statement, the Second Earnout Statement and the Accelerated Second Earnout Statement and Parent’s calculation of the amounts set forth therein. The Stockholders’ Agent shall bear the cost and expenses of such accountant unless it is ultimately determined in accordance with the terms and conditions set forth herein that Parent’s calculation of any Earnout Payment was deficient by more than ten percent (10%), in which event Parent shall reimburse the Stockholders’ Agent for such costs and expenses. In the event that the Stockholders’ Agent disagrees with any of the First Earnout Statement, the Accelerated First Earnout Statement, the Second Earnout Statement or the Accelerated Second Earnout Statement or Parent’s calculation of the amounts set forth therein, the Stockholders’ Agent may dispute such calculations and all such disputes shall be resolved in accordance with the terms and conditions set forth in Section 4.8(b), Section 4.8(c), Section 4.8(d) and Section 4.8(e) (in each such section substituting the applicable Earnout Statement and Earnout Payment for references to the Effective Date Balance Sheet, Effective Date Working Capital and Final Adjustment Report). In the event that the Stockholders’ Agent does not request the Accelerated First Earnout Statement or the Accelerated Second Earnout Statement within the time frames prescribed in Section 4.7(c) and Section 4.7(d) above, then Parent shall deliver the First Earnout Statement and Second Earnout Statement, as applicable, and the Earnout Payments shall be made pursuant to Section 4.7(a) and Section 4.7(b) above. Delivery of Earnout Payments to the Stockholders’ Agent shall be in full satisfaction of Parent’s payment obligations under this Section 4.7.

(f) The Parties hereto acknowledge that the Earnout Payments pursuant to this Section 4.7 have been negotiated by the Parties based on their inability to agree as to the valuation of the Company as of the Effective Date, and such Earnout Payments are intended by the Parties to be treated as part of the Merger Consideration. Parent and the Stockholders’ Agent agree not to take any position, including, without limitation, for federal, state, foreign or local tax purposes, that is inconsistent with the intent expressed in this Section 4.7(f).

(g) Until the earlier of (i) the second anniversary of the Earnout Commencement Date or (ii) the date of an Earnout Acceleration Notice, Parent shall not, except with the express prior written consent or waiver of the Stockholders’ Agent, which consent or waiver may be withheld in the Stockholders’ Agent’s sole discretion:

(i) operate the Company’s business other than in the ordinary course consistent with reasonably sound business practices and in all material respects in accordance with the Company’s historic business practices (as documented as of the Effective Date);

(ii) discontinue any material line of business of the Company or materially adversely change the Company’s line of business;

(iii) replace (x) paid ads and/or services on the Company’s websites or any electronic communication to subscribers of mediabistro.com with unpaid ones or (y) more than fifty percent (50%) of the Company’s unpaid house ads promoting the Company’s services with Parent’s unpaid ads;

(iv) fail to maintain accounting records for the Company suitable for determining the Earnout Payments;

(v) permit the Company’s Job Board, website or sales functions to be absorbed by Parent or any Affiliate; provided, however, that the foregoing negative covenant shall not preclude cross promotion, linking, advertising, sharing of email lists or the creation of a “channel” on Parent’s or any Affiliate’s website;

(vi) post or list any media related job on any website of Parent or any of its Affiliates (other than the Company) unless all the direct revenue from such job is included in the Earnout Gross Margin; provided, however, that the foregoing shall not apply to any media related job posting or listing on (x) JustTechJobs.com, (y) any website acquired in the future by Parent and/or its Affiliates and (z) internal Parent job listings.

Notwithstanding the foregoing, if the Company’s Earnout Gross Margin for any given six (6) month period is less than eighty five percent (85%) of the Company’s approved budget (which is attached hereto as Schedule 4.7(g) for the remainder of the calendar year 2007 and which shall be determined by Parent, in its sole discretion for calendar year 2008 and the applicable portion of calendar year 2009) for such period then Parent may, in its sole discretion, suspend or terminate the covenants set forth in the foregoing clauses (i), (ii), (v) and/or (vi). Any such suspension or termination shall not constitute a Triggering Event.

(h) Within sixty (60) days after the end of each calendar quarter during any Earnout Period, Parent shall provide Stockholders’ Agent with a report of the Earnout Gross Margin for such quarter. Such reports shall contain reasonable supporting detail regarding revenues and expenses for the Job Board, on line advertising and on line sponsorships consistent with the information made available by Parent to members of the Company’s senior management team having responsibility for managing such business areas.

Section 4.8. Merger Consideration Adjustment.

(a) Parent shall use its commercially reasonable efforts to prepare and deliver to Stockholders’ Agent within one hundred twenty (120) days of the Effective Date (i) a final consolidated balance sheet of the Company as of the close of business on the Effective Date (the “Effective Date Balance Sheet”), together with (ii) a schedule showing the Working Capital as of the close of business on the Effective Date (the “Effective Date Working Capital”) and the resulting adjustment to the Merger Consideration proposed to be made in accordance with Section 4.8(e) (the “Final Adjustment Report”). The Effective Date Balance Sheet shall be prepared in accordance with GAAP and shall be clearly identified as the Effective Date Balance Sheet and Final Adjustment Report under this Section 4.8(a).

(b) The Stockholders’ Agent or an accountant appointed by the Stockholders’ Agent (which accountant shall be reasonably acceptable to Parent and shall be subject to a reasonable confidentiality agreement) shall have the right to inspect and review the Company’s books, records and work papers upon prior notice to the Parent and during normal business hours (and without interrupting Parent’s business operations) solely to the extent relevant to the Effective Date Balance Sheet, the Effective Date Working Capital and the Final Adjustment Report and Parent’s calculation of the amounts set forth therein. The Stockholders’ Agent shall bear the cost and expenses of such accountant unless it is ultimately determined in accordance with the terms and conditions set forth herein that Parent’s calculation of the Working Capital Adjustment was deficient by more than the greater of (i) $50,000 or (ii) ten percent (10%), in which event Parent shall reimburse the Stockholders’ Agent for such reasonable costs and expenses. Within thirty (30) days after receipt of the Effective Date Balance Sheet and the Final Adjustment Report, the Stockholders’ Agent may, by written notice to Parent, object to the Effective Date Balance Sheet or the calculation of the Effective Date Working Capital and the resulting adjustment to the Merger Consideration set forth in the Final Adjustment Report. If the Stockholders’ Agent objects in good faith to the Effective Date Balance Sheet or the Effective Date Working Capital and the resulting adjustment to the Merger Consideration set forth in the Final Adjustment Report, the Stockholders’ Agent shall within such thirty (30) day period deliver written notice of its objection (the “Objection Notice”) to Parent: (i) objecting to the Effective Date Balance Sheet and/or the Effective Date Working Capital and the resulting adjustment to the Merger Consideration set forth in the Final Adjustment Report, (ii) setting forth the items being disputed and the basis for such dispute and (iii) specifying the Stockholders’ Agent’s calculation of the Effective Date Working Capital and the resulting adjustment to the Merger Consideration to be made in accordance with Section 4.8(e). If the Stockholders’ Agent fails to deliver the Objective Notice during such thirty (30) day period, other than as a result of Parent’s breach of its obligations under the immediately preceding sentence, then the Effective Date Balance Sheet and the Effective Date Working Capital delivered by Parent pursuant to Section 4.8(a) shall be deemed final and the determination of the adjustment to the Merger Consideration as set forth in the Final Adjustment Report shall be conclusive and binding.

(c) For thirty (30) days after delivery of any Objection Notice, the Stockholders’ Agent and Parent shall attempt to resolve all disputes between them regarding the Effective Date Working Capital and the resulting adjustment to the Merger Consideration. If the Stockholders’ Agent and Parent cannot resolve all such disputes within such thirty (30) day period, the matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to the Stockholders’ Agent and Parent (the “Arbiter”). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Parent and the Stockholders’ Agent to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Effective Date Working Capital. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Effective Date Balance Sheet, Final Adjustment Report or Objection Notice or less than the lowest value for such item claimed by either party in the Effective Date Balance Sheet, Final Adjustment Report or Objection Notice. The Stockholders’ Agent and Parent shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding.

(d) The Stockholders’ Agent and Parent shall each bear one-half of the fees and expenses of the Arbiter, it being understood that any and all amounts for which the Stockholders’ Agent is responsible pursuant to this Section 4.8(d) shall be paid from the Escrow Fund.

(e) Within five (5) Business Days after the final determination of the Effective Date Working Capital in accordance with this Section 4.8, if the Effective Date Working Capital is less than the Target Working Capital, the Stockholders’ Agent shall pay, in immediately available funds to an account designated by Parent, an amount equal to the difference between the Effective Date Working Capital and Target Working Capital. In the event that the Stockholders’ Agent does not make all or a portion of such payment within such five (5) Business Day period, Parent may withdraw such unpaid amounts from the Escrow Fund, and the Stockholders’ Agent shall promptly replenish the Escrow Fund for such withdrawn amounts pursuant to Section 4.6(a). Within five (5) Business Days after the final determination of the Effective Date Working Capital in accordance with this Section 4.8, if the Effective Date Working Capital is greater than the Target Working Capital, Parent shall pay, in immediately available funds to an account designated by the Stockholders’ Agent, an amount in cash equal to the difference between the Effective Date Working Capital and Target Working Capital and payment of such amount to the Stockholders’ Agent shall be in full satisfaction of Parent’s obligations under this Section 4.8(e). All payments pursuant to Section 4.8(e) shall be treated as an adjustment to the Merger Consideration for all foreign, federal, state and local income Tax purposes.

Section 4.9. Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the Effective Date. At the Closing, the Company, the Stockholders’ Agent and Parent shall deliver or cause to be delivered to each other fully executed copies of the Touby Employment Agreement and the Non-Compete and Non-Solicit Agreement.

Section 4.10. Additional Actions.

If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Stockholders’ Agent, Merger Sub or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Stockholders’ Agent, Merger Sub or the Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Stockholders’ Agent (on behalf of the Stockholders) and the Company, jointly and severally, represents to Parent and Merger Sub as follows:

Section 5.1. Corporate Organization and Authorization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by it at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including all necessary approvals of the Board of Directors and the Stockholders (including the Stockholder Consent, a true, complete and correct copy of which is attached hereto as Exhibit A), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Stockholders’ Agent and the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholders’ Agent and the Company enforceable against the Stockholders’ Agent and the Company in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Company has all necessary corporate power and all requisite governmental authorizations, certificates, licenses, consents and approvals required to own its properties and assets and carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing (either in one jurisdiction or in the aggregate) would not have a Company Material Adverse Effect.

(c) True, complete and correct copies of the Company’s Bylaws, as amended, and Certificate of Incorporation, as amended (collectively, the “Company Organizational Documents”) have been provided to Parent and Merger Sub prior to the date of this Agreement. The consideration to be received by the Sellers pursuant to Article IV of this Agreement is in accordance with and consistent with the Company Organizational Documents.

Section 5.2. Capitalization of the Company; Title to Shares.

(a) The total number of shares of stock which the Company has authority to issue is 60,000,000 shares, of which 48,000,000 are designated as Common Stock and 12,000,0000 are designated as Preferred Stock, of which 10,000,000 are designated as Series A Preferred Stock. There are 32,246,015 shares of Common Stock and zero shares of Preferred Stock currently issued and outstanding and all such shares are duly authorized and validly issued, are fully paid and nonassessable and, except for shares of Common Stock issuable upon the exercise of the issued and outstanding Company Options, represent all of the issued and outstanding equity interests of the Company. There are 611,375 shares of Common Stock issuable upon the exercise of all issued and outstanding Company Options and upon such issuance all such shares of Common Stock would be duly authorized, validly issues and fully paid and non-assessable. Schedule 5.2 sets forth the names of the beneficial and record owners of the Company Capital Stock and holders of Company Options and the number and class of shares held by each such owner or holder. Except as set forth on Schedule 5.2, the Company does not have any (i) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the Stockholders of any matter or (ii) any securities convertible into or exchangeable for any shares of Company Capital Stock. Except as set forth on Schedule 5.2, there are no options, warrants, calls, preemptive rights, or similar rights granted by the Company or any other agreements to which the Company is a party providing for the issuance, redemption, repurchase or sale of any additional securities which would remain in effect after the Effective Date. None of the Company Capital Stock has been offered, issued, sold or delivered by the Company in violation of any applicable federal or state securities laws. There are no accrued but unpaid dividends or distributions in respect of any shares of the Company Capital Stock. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except for this Agreement, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any stockholder agreement, voting trust agreement, registration rights agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

(b) Each Stockholder has, and will have at the Closing, good, marketable and valid title to the number of shares of the Company Capital Stock set forth opposite such Stockholder’s name on Schedule 5.2 hereto, free and clear of any Liens, except for any restrictions on transfer imposed under the United States securities laws. Schedule 5.2 sets forth a true, correct and complete list of the names and addresses of all of the Stockholders.

(c) With respect to each Company Option, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the Stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Employee Benefit Plan, the Exchange Act and all other applicable Legal Requirement, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date as determined by the Company’s Board of Directors and, if applicable, at the time of such grant, in a manner consistent with Section 409A of the Code, (iv) each such grant after January 1, 2006 was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company in accordance with applicable Legal Requirements, and (v) no modifications have been made to any such grants after the Grant Date.

Section 5.3. No Conflict or Violation; Consents.

Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement by Stockholders’ Agent or the Company nor the consummation or performance by the Company of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Company Organizational Documents, or (ii) any resolution adopted by the board of directors or the Stockholders of the Company;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any applicable Legal Requirements to which the Company or Stockholders’ Agent, or any of the assets owned or used by the Company, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d) to the Knowledge of the Company, cause the Company to become subject to, or to become liable for the payment of, any Taxes;

(e) to the Knowledge of the Company, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Agency;

(f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, Lease or Permit;

(g) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company; or

(h) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person.

Section 5.4. Subsidiaries.

The Company does not have, and has never had, any Subsidiaries and does not own, and has never owned, any stock of, or any equity participation in, any Person (other than those held by Employee Benefit Plans).

Section 5.5. Financial Statements; Effective Date Liability to Sellers.

(a) The audited balance sheet of the Company dated December 31, 2006 (the “Balance Sheet”), and related statement of income for the period then ended (collectively, the “Financial Statements”), (i) are included as Schedule 5.5(a), (ii) present fairly, in all material respects, the assets, the financial condition and results of operations of the Company as of the dates and for the periods indicated thereon in conformity with GAAP, and (iii) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes.

(b) The unaudited balance sheets of the Company as of May 31, 2007 (the “Interim Balance Sheets”), and related statements of income for the period then ended (collectively, the “Interim Financial Statements”), (i) are included as Schedule 5.5(b) and (ii) present fairly, in all material respects, the assets, the financial condition and results of operations of the Company as of the dates and for the periods indicated thereon in conformity with GAAP, subject to normal year-end adjustments, and (iii) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes; provided, however, that the Interim Financial Statements do not contain any footnote disclosures.

Section 5.6. Undisclosed Liabilities.

(a) Since December 31, 2006, except as set forth on Schedule 5.6, there has been no change, event, loss or occurrence in the business of the Company (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise) that, taken together with other events and occurrences with respect to such business, could reasonably be expected to have a Company Material Adverse Effect.

(b) The Company does not have any Indebtedness and is not subject to any liability (including unasserted claims), whether known or unknown, absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the Balance Sheet, other than Indebtedness or liabilities set forth on the Interim Balance Sheets and incurred after May 31, 2007 in the ordinary course of business consistent with past practice which are not, individually and in the aggregate, material.

Section 5.7. Accounts Receivable.

All accounts receivable of the Company that are reflected on the Balance Sheet, the Interim Balance Sheets or on the accounting records of the Company as of the Effective Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. The Company has no reason to believe that (a) the Accounts Receivable, taken as a whole and subject to the respective reserves shown on the Balance Sheet, the Interim Balance Sheets or on the accounting records of the Company as of the Effective Date, will not be collected in the ordinary course of business and in accordance with the historic experiences of the Company and (b) the Company’s reserves for its Accounts Receivable are adequate and calculated in accordance with GAAP and, in the case of the reserve as of the Effective Date, do not represent a lesser percentage of the Accounts Receivable as of the Effective Date than the reserve reflected in the Interim Balance Sheets represented of the Accounts Receivable reflected therein and do not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.7 contains a complete and accurate list of all Accounts Receivable as of July 9, 2007, which list sets forth the aging of such Accounts Receivable.

Section 5.8. Intentionally left blank.

Section 5.9. Real Property.

(a) The Company does not own any real property.

(b) Schedule 5.9(b) contains a list of all leases, subleases, license agreements, occupancy agreements or other similar agreements together with any amendments thereto and any subordination, nondisturbance and attornment agreements (the “Leases”), with respect to all real property leased by the Company (the “Leased Property”). Schedule 5.9(b) also contains a true and correct description, including the correct name, the respective landlords, sublandlords, tenants, subtenants, licensors and licensees for each of the Leases. Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms. The Company has performed all material obligations required to be performed by it to date under each of the Leases and (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default) and (ii) no party to any Lease has given the Company written notice of, or made a claim with respect to, any breach or default. The Company has not assigned its interest under any Lease, or subleased or licensed all or any part of the space demised thereby, to a third party. No amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Company has delivered to Parent a true and complete copy of each Lease, and all amendments thereto, listed in Schedule 5.9(b), except to the extent otherwise noted therein.

(c) All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full or are reflected in the Interim Balance Sheets except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

(d) The Company has not received any notice regarding any outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

(e) Except as set forth in Schedule 5.9(b), the Leased Property is not subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

(f) To the Knowledge of the Company, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems and equipment for which the Company is responsible under the Leases in the buildings or improvements and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under said Leases are in reasonable working order and condition, taken as a whole, subject to reasonable wear and tear given their age.

Section 5.10. Condition and Compliance of Property.

(a) Schedule 5.10 contains a list of owned personal property of the Company as of the date hereof, including without limitation, computers, information technology, hardware, software, facsimile machines and copier machines (other than items with a net book value of less than $5,000). The Company owns outright and has good and marketable title to all such personal property subject to no Liens except Permitted Liens and except as set forth on Schedule 5.10. Schedule 5.10 contains a complete and accurate list of the Transferred Assets. As of the Effective Date, the Company owns outright and has good and marketable title to the Transferred Assets subject to no Liens except Permitted Liens.

(b) Schedule 5.10 sets forth the name, parties and date of all personal property leases to which the Company is a party or in respect of the business of the Company requiring a payment of more than $5,000 in any 12 month period. Except as set forth in Schedule 5.10, the Company holds good leaseholds in all of the personal property shown or required to be shown on Schedule 5.10 as leased by the Company, in each case under valid and enforceable leases. The Company is not, and to the Knowledge of the Company, no other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on Schedule 5.10 (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

Section 5.11. Compliance with Legal Requirements; Permits.

(a) Except as set forth on Schedule 5.11(a), the Company has complied in all material respects with, has not received any notice of violation of, and has no Knowledge of any fact or circumstance which with or without notice would reasonably be expected to constitute a violation of, any Legal Requirement. Since June 1, 2004, except as set forth on Schedule 5.11(a), the Company has not received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential material violation of, or failure to comply in any material respect with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor, to the Knowledge of the Company, is there any basis for any such notice or other communication.

(b) Schedule 5.11(b) sets forth a list of each Permit, including the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 5.11(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of the Company, threatened, to revoke or limit any such Permit, nor is there a basis for any such revocation. Except as set forth in Schedule 5.11(b):

(i) to the Knowledge of the Company, the Company is, and at all times since June 1, 2004 has been, in material compliance with all of the terms and requirements of each Permit listed in Schedule 5.11(b);

(ii) since June 1, 2004, the Company has not received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply in any material respect with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, nor, to the Knowledge of the Company, is there any basis for such notice or other communication; and

(iii) to the Knowledge of the Company, all applications required to have been filed for the renewal of the material Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such material Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

Section 5.12. Affiliate Agreements and Liabilities.

Except as set forth on Schedule 5.12:

(a) there are no written or oral Contracts between the Company and the Stockholders including, without limitation, any such Contracts relating to the provision of any services by the Company to the Stockholders, or by the Stockholders to the Company (other than employment agreements entered into in the ordinary course of business consistent with past practice); and

(b) (i) since December 31, 2006, there have been and (ii) after the Effective Date there will be, no transactions, agreements, arrangements or indebtedness between the Company and (x) any Stockholder, (y) any director or officer of the Company or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence (other than employment agreements entered into in the ordinary course of business consistent with past practice).

Section 5.13. Contracts.

(a) Schedule 5.13 hereto lists all of the Contracts of the nature or type described in clauses (i) through (xv) below to which the Company is a party or by which any of the Company’s assets are bound or are subject to:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and statutory warranties;

(iii) Contract or arrangement for the sale or lease of any of its assets other than in the ordinary course of business;

(iv) Contract or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

(v) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts other than in the ordinary course of business;

(vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

(vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such Contract that is terminable at will by the Company, or by giving notice of sixty (60) days or less, without liability to the Company;

(viii) lease or other Contract for the use of real or personal property other than leases of incidental personal property entered into in the ordinary course of business;

(ix) Contract imposing non-competition or exclusive dealing obligations on it;

(x) Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xi) license or royalty agreement with obligations payable by or to the Company;

(xii) (a) Contract or agreement for the employment of any Stockholder, director, officer, consultant or key employee not terminable by the Company without penalty or liability arising from such termination or (B) any severance or change-in-control Contract;

(xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

(xiv) Contract which (A) involves future payment by or to the Company or (B) is otherwise material to the extent relating to the conduct of the business of the Company, except, in each case, Contracts (x) entered into in the ordinary course of business and involving payments to or from the Company of less than $10,000 per year or (y) which may be terminated by the Company on thirty (30) days or less notice without penalty to the Company upon such termination or (z) ordinary course purchase orders for less than $25,000 from customers; or

(xv) Contract or agreement pertaining to Intellectual Property (except for commercially available, off-the-shelf software).

(b) Each Contract required to be listed on Schedule 5.13 is valid, binding and enforceable against the Company, and to the Knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each such Contract. Except as set forth in Schedule 5.13, neither the Company nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under any such Contract (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Company delivered to Parent a copy of each Contract or other written evidence of the obligations, and all amendments thereto, required to be listed in Schedule 5.13, except to the extent otherwise noted thereon.

Section 5.14. Intellectual Property.

(a) Schedule 5.14(a) contains a complete and correct list of all Marks, Copyrights, Domain Names and Patents included in the Intellectual Property, which the Company has ownership rights in or has a valid right to use, license or sublicense in connection with or which relates to the business of the Company, and identifies all registration and application numbers, the owner of record and jurisdiction pertaining thereto. The Intellectual Property identified on Schedule 5.14(a) that is owned by the Company is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the Effective Date have been paid and will be paid until Closing; and the grants, registrations and applications for such owned Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

(b) With the exception of all end user license agreements for commercially available software, or other click-through standard agreements, Schedule 5.14(b) sets forth a complete list of all: (i) licenses, sublicenses and other agreements in which the Company or any sublicensee of the Company has granted to any person or has been granted by any person the right to use the Intellectual Property and (ii) all other consents, co-existence agreements, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company is a party relating to the Intellectual Property or the proprietary rights of any third party. Except as set forth in Schedule 5.14(b), the Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning their rights under any license, sublicense or agreement respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(c) The Company is the exclusive owner of all right, title, and interest in or has the valid and exclusive right or license to use, free and clear of all Liens and other adverse claims, all of the Intellectual Property used in the conduct of the business of the Company as currently conducted and proposed to be conducted. The Company has taken the steps reasonably necessary to protect its right, title and interest in and to the Intellectual Property, including the right to license and grant licenses and sublicenses in any Intellectual Property owned by third parties.

(d) Trade Secrets

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Company has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii) The Company has good title and the requisite right to use the Trade Secrets. To the Knowledge of the Company, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(e) Except as disclosed on Schedule 5.14(e), to the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. No Mark has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Company, no such action is threatened with respect to any of the Marks. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted, including, without limitation, the Company’s transmission, use, modification (including, but not limited to, framing, if applicable), linking and other practices in respect of content proprietary to any third party, does not conflict with or infringe in any way with any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(f) Except as set forth on Schedule 5.14(f), all consents, filings and authorizations by or with Governmental Agencies or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained or made.

(g) Except as set forth on Schedule 5.14(g), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof will not be impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Agreement.

(h) With the exception of Intellectual Property that is owned by third parties and licensed to the Company pursuant to written license agreements identified on Schedule 5.14(h): (i) no former or present employee, officer, director or stockholder of the Company holds any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property; (ii) any Works that were created by employees, consultants or contributors of the Company were made in the regular course of such employees’ employment or consultant or contributor service relationships with the Company using the Company’s facilities and resources and, as such, constitute works made for hire (or are owned by such employees’ employer pursuant to an equivalent legal doctrine in applicable jurisdictions); and (iii) each such employee who has created, contributed to or participated in the conception and development of Works or any employee who in the regular course of his employment may create Works and all consultants, contributors, contractors, subcontractors or persons performing work on behalf of the Company who have created, contributed to or participated in the conception and development of Works, have executed an assignment or been a party to a similar agreement with the Company that has accorded the Company full, effective, valid and exclusive ownership or, in the alternate, transferring and assigning to the Company all right, title and interest in and to such Works, including copyright, patent and other intellectual property rights therein.

(i) The Intellectual Property is sufficient, adequate and constitutes all of the Intellectual Property that is necessary for the Company to carry on the business of the Company as presently conducted.

Section 5.15. Software.

Schedule 5.15 sets forth a complete list of all software used in connection with the business of the Company that the Company either owns outright, or has an exclusive perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense (“Proprietary Software”). The Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Proprietary Software. The Company has taken the steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements or assignments. If any “open source” code (as such term is commonly understood in the software industry) is included in the Proprietary Software, none of the “open source” code is licensed to the Company under the terms of an open source license that requires the Company to make available, distribute or license any source code of such Proprietary Software whenever the Proprietary Software is distributed or licensed in object code form or to distribute or license such Proprietary Software under the terms of such open source license. The third party operating and applications computer software programs and databases used or licensed that are material to the conduct of the business as now conducted and as presently contemplated to be conducted (the “Third Party Software”) are listed on Schedule 5.15 hereto. The Company has valid, fully paid, licenses to use, reproduce, modify, distribute and sublicense all copies of the Third Party Software, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof.

Section 5.16. Labor Relations.

Except as set forth on Schedule 5.16, the Company is not a party to any collective bargaining agreement covering employees of the Company (the “Employees”), there are no controversies or unfair labor practice proceedings pending or, to the Knowledge of the Company, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Company Material Adverse Effect. To the Knowledge of the Company, except as set forth on Schedule 5.16, no organizational effort is presently being made or threatened by or on behalf of any labor union. Schedule 5.16 list all employees of the Company and their respective dates of hire, accrued and unused vacation as of July 13, 2007, base salary and description of incentive/bonus plan (if any).

Section 5.17. Employee Benefits.

(a) Schedule 5.17 contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans”.

(b) The Company has provided or made available to Parent or its counsel with respect to each and every Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Plan; (ii) the most recent financial statements for such Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the most recent plan year; and (vi) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

(c) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d) No Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(e) Each Plan intended to qualify under Section 401(a) of the Code, such plan has received a determination letter, or can rely on an opinion letter, from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that could reasonably be expected to result in the loss of such qualification or exempt status.

(f) To the Knowledge of the Company, each Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(g) No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Legal Requirements.

(h) None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Legal Requirements or at the expense of the participant or the participant’s beneficiary. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(k) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Treasury Regulations and the Final Treasury Regulations promulgated under Section 409A of the Code.

(l) All Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 5.18. Insurance.

Schedule 5.18 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. Except as listed on Schedule 5.18, there are no (i) claims by the Company pending under any of the Insurance Policies or (ii) no claims as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by an insurer that is financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by Legal Requirements and the Contracts. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing the Company that any coverage listed on Schedule 5.18 will or may not be available in the future on substantially the same terms as now in effect. Schedule 5.18 lists all insurance claims made under the Insurance Policies, or prior policies, for the past 3 years.

Section 5.19. Litigation.

Except as set forth in Schedule 5.19, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of the Company,

threatened before any Governmental Agency brought by or against the Company or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to any assets, rights, contracts, properties or operations of the Company or the transactions contemplated by this Agreement, or which could adversely affect the ability of the Company to effect the consummation of the transactions contemplated hereby or have a Company Material Adverse Effect, nor to the Knowledge of the Company is there any basis for any such action, suit, proceeding or investigation. Schedule 5.19 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.

Section 5.20. Environmental Matters.

Except as set forth on Schedule 5.20:

(a) the Company is, and since June 1, 2004 (the “Environmental Reference Date”), has been, and to the Knowledge of the Company, prior to the Environmental Reference Date was, in compliance with all Environmental Laws, except where the failure to comply did not have or could not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company has undertaken no activities which could reasonably be expected to subject it to liability, whether contingent or otherwise, under any Environmental Law;

(c) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law by or relating to operations or properties of the Company has been received by or threatened in writing against the Company since the Environmental Reference Date, or, to the Knowledge of the Company, before the Environmental Reference Date;

(d) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, relating to any Environmental Law affecting the Company;

(e) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, relating to any Environmental Law affecting the Company;

(f) the Company is unaware of any Permits required under any Environmental Law for the activities and operations of the Company on the Leased Property up to the Effective Date and for any alterations or improvements existing at such property at any time since the Environmental Reference Date;

(g) the Company has neither expressly nor by operation of law, assumed or undertaken any liability, including without limitation any obligation for Costs of Remediation, of any other Person;

(h) the Company has not, and the Company has no Knowledge of any other Person who has, caused as a result of any activities and operations of the Company up to the Effective Date any Release or threatened Release of any Hazardous Material on, in, under, or from the Leased Property during occupancy by the Company nor does the Company have Knowledge of any such Release in violation of any Environmental Law;

(i) the Company has not received any written or, to the Knowledge of the Company, other communication indicating or claiming potential liability for Losses with respect to a Release or threatened Release of any Hazardous Material;

(j) the Company is not subject to any cleanup, remediation, monitoring or corrective action liability or requirement under any Environmental Law;

(k) the Company has not arranged for the disposal of any Hazardous Material at, or transported any Hazardous Material to, any site from which, to the Knowledge of the Company, there exists a Release or threat of Release of any Hazardous Material;

(l) no Lien has been or with the passage of time and or the giving of notice could reasonably be expected to be imposed on the property of the Company by any Governmental Agency under any Environmental Law or in connection with any Hazardous Material;

(m) the Company has undertaken no investigation of environmental conditions of the Leased Property and is unaware whether the Leased Property (and any buildings, structures, fixtures or materials on such real property): (1) contains or includes any asbestos, polychlorinated biphenyls, or any underground storage tanks, piping, or sumps (or other underground structures which contain Hazardous Material), (2) is included or proposed for inclusion on the National Priorities List or any similar list maintained under any Environmental Law, (3) constitutes a habitat for any species designated as threatened or endangered pursuant to the Endangered Species Act, or (4) contains any wetlands subject to regulation under the Federal Water Pollution Control Act or any other Environmental Law; and

(n) to the Knowledge of the Company, the Company is not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

Section 5.21. Tax Matters.

Except as otherwise disclosed in Schedule 5.21:

(a) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to it and all Taxes shown to be due on such Tax Returns have been paid;

(b) all such Tax Returns were true, correct and complete as of the time of each such filing;

(c) all Taxes relating to periods ending on or before the Effective Date owed by the Company (whether or not shown on any Tax Return) or to which the Company may be liable under Treasury Regulations § 1.1502 6 (or analogous state or foreign provisions) by virtue of having been a member of any Affiliated Group (or other group filing on a combined or unitary basis) at any time on or prior to the Effective Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith);

(d) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with generally accepted accounting principles;

(e) no Tax Returns filed by the Company have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

(f) the Company has not made an election under Section 1362(a) of the Code to be treated as an S corporation;

(g) the Company has not been a member of an affiliated, consolidated, combined or unitary group other than the one of which the Company is the common parent;

(h) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency;

(i) since January 1, 2000, no claim has been made by any Governmental Agency in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company is any such assertion threatened;

(j) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns;

(k) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company;

(l) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than written agreements with lessors, vendors, and the like entered into in the ordinary course of business);

(m) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company;

(n) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(o) the Company has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or pursuant to any similar provision of Law, and neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method;

(p) the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 356 of the Code in (i) the five (5) years prior to the date of this Agreement or (ii) a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(q) the Company has never entered into, or taken any deduction or received any Tax benefit arising with respect to, any “reportable transaction” as defined in Section 6707A(c) of the Code (or any comparable provision of state, local or foreign Tax Law);

(r) the Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(s) there are no Pre-Closing Taxes (or fees or expenses related thereto) except as set forth in the Financial Statements or included in the Working Capital.

Section 5.22. Interim Operations.

Except as set forth on Schedule 5.22, since December 31, 2006, the Company has conducted its business in the ordinary course of business and in conformity with past practice and has not, directly or indirectly:

(a) Discharged or satisfied any material Lien, or paid or satisfied any material Indebtedness or liability (absolute, accrued, contingent or otherwise) other than liabilities incurred since the date of the Balance Sheet in the ordinary course of business and not in excess of $5,000, individually or in the aggregate.

(b) Increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Company since the date of the Balance Sheet.

(c) Mortgaged, pledged or subjected to any Lien any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Company.

(d) Sold or transferred any of the assets material to the business of the Company (including, without limitation, any patents, trademarks or copyrights or any patent, trademark or copyright applications), canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

(e) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

(f) Issued any stock, bonds or any other debt or equity securities (including any options or warrants to purchase any such stock, bond or other debt or equity security).

(g) Incurred any material Indebtedness, obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice.

(h) Failed to discharge or satisfy any liability or Lien or pay or satisfy any Indebtedness, obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided on the Balance Sheet.

(i) Made or changed any Tax election, changed an annual accounting period, adopted or changed any Tax accounting method, filed any amended Tax return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(j) Defaulted on any material obligation.

(k) Granted any increase in the compensation or benefits of any Employee other than increases in accordance with past practice in an amount not exceeding 5% of the compensation paid to such Employee in 2006 or entered into any new, or amended any existing, employment or severance agreement or arrangement with any of them.

(l) Made any capital expenditure in excess of $10,000, individually or in the aggregate, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance.

(m) Laid off any of its Employees or incurred any obligation or liability for the payment of severance benefits.

(n) Declared, paid, or set aside for payment any actual, constructive or deemed dividend or other distribution in respect of shares of its capital stock or other securities (including the Company Capital Stock), or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities (including the Company Capital Stock), or agreed to do so.

(o) Amended in any materially adverse respect or terminated any Contract set forth in Schedule 5.13.

(p) Acquired or purchased any assets or the stock of any other person or entity, in each case that are material to the business of the Company, or merged with or into any other person or entity.

(q) Adopted any amendments to the Company Organizational Documents.

(r) Accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or written off as uncollectible any of their accounts receivable or any portion thereof not reflected in the Balance Sheet.

(s) Accelerated or delayed payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice.

(t) Made any material change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting.

(u) Settled, released or forgiven any claim or litigation or waived any right thereto.

(v) Paid any management fees or advisory fees to any Stockholder or Affiliate of the Company.

(w) Entered into any agreement or made any commitment to do any of the foregoing.

Section 5.23. Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company without the intervention of any other Person (other than DeSilva Phillips LLC and Brenner, Saltzman & Wallman LLP the fees and expenses of which shall be Stockholders’ Agent’s sole expense) acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Company, Parent or Merger Sub for a finder’s fee, brokerage commission or other similar payment based on an arrangement with the Company or Stockholders’ Agent. Stockholders’ Agent covenants on behalf of the Stockholders that it shall pay the fees and expenses of DeSilva Phillips LLC and Brenner, Saltzman & Wallman LLP, if any, arising out of the transactions contemplated by this Agreement, except to the extent not included in the Company Closing Costs.

Section 5.24. Books and Records of the Company.

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent and Merger Sub, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the board of directors of the Company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Parent.

Section 5.25. Customers and Suppliers.

Schedule 5.25 lists the twenty (20) largest customers, the twenty (20) largest suppliers and the twenty (20) largest distributors (measured by dollar volume) of the Company during the last fiscal year (“Major Customers”, “Major Suppliers” and “Major Distributors,” respectively) and the amount of business done with each Major Customer, Major Supplier and Major Distributor in such year. As of the Effective Date, except as set forth on Schedule 5.25, (a) the Company is not engaged in a material dispute with any Major Customer, Major Supplier or Major Distributor, (b) there has been no material adverse change in the business relationship of the Company with any Major Customer, Major Supplier or Major Distributor since January 1, 2004, and (c) no Major Customer, Major Supplier or Major Distributor has threatened in writing any material modification or change in the business relationship with the Company.

Section 5.26. Certain Payments.

Since June 1, 2004, neither the Company nor any of its respective directors, officers, agents, or Employees, or to the Knowledge of the Company any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to improperly obtain favorable treatment in securing business, (ii) to improperly pay for favorable treatment for business secured, (iii) to improperly obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 5.27. Accounts.

Schedule 5.27 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.

Section 5.28. Sufficiency of the Assets.

(a) The assets, properties and rights of the Company constitute all of the assets and rights which are used in the operation of the business of the Company and which are necessary or required for the conduct of such business is currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its businesses that will not be used, held or owned by the Company immediately following the Closing. No director, officer, stockholder, employee or Affiliate of the Company has any rights in or to any of the assets, properties and rights of the Company.

(b) The Company has good and marketable title, free and clear of any Liens (other than Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of such assets, properties or rights), to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company.

Section 5.29. Disclosure.

No representation or warranty of Stockholders’ Agent or the Company in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

Section 5.30. Transferred Assets.

Prior to the Effective Date, the Stockholders’ Agent has transferred the assets set forth on Schedule 5.30 (the “Transferred Assets”). As of the Effective Date, none of the Stockholders’ Agent, any of the other Stockholders and the directors, officers and Employees of the Company owns any right, title or interest in any assets associated with, or used by the Company in connection with, the business of the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.1. Corporate Organization.

Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

Section 6.2. Qualification to Do Business.

Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 6.3. No Conflict or Violation.

The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any of the organizational documents of Parent or Merger Sub, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Agency, (iii) result in the creation or imposition of any Lien upon any of the assets, properties or rights of either Parent or Merger Sub or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject, except, with respect to clauses (iii) and (iv), for any such violations that would not have a Parent Material Adverse Effect.

Section 6.4. Consents and Approvals.

No consent, waiver, authorization or approval of any Governmental Agency, and no declaration or notice to or filing or registration with any Governmental Agency, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub of their obligations hereunder, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.5. Authorization and Validity of Agreement.

Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of Parents and Merger Sub’s obligations hereunder have been duly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and Merger Sub, and, assuming due execution and delivery by the Company and the Stockholders’ Agent, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Section 6.6. No Brokers.

No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII.

COVENANTS OF THE STOCKHOLDERS’ AGENT

The Company and the Stockholder’s Agent, on behalf of the Sellers, hereby covenant as follows:

Section 7.1. Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, the Stockholders’ Agent shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 7.2. Certain Provisions Relating to Consents.

The Stockholders’ Agent shall use commercially reasonable efforts to obtain all consents that are required in connection with the transactions contemplated by this Agreement. The Stockholders’ Agent shall not obtain any consent that will affect Parent or the Company to either of their economic detriment, including, without limitation, conditioning the receipt of any consent upon any materially adverse modification to any Contract, Lease or Permit. Parent shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that neither Parent nor the Company shall be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

Section 7.3. Certification.

As of the Effective Date, Stockholders’ Agent shall have caused the Company to provide Parent a certification, in a form reasonably satisfactory to Parent, that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2)) during the applicable period specified in Section 897 (c)(1)(A)(ii) in accordance with the Treasury Regulations under Section 1445 of the Code.

Section 7.4. Actions by Dissenting Stockholders.

In the event that a Dissenting Stockholder demands appraisal of his, her or its Dissenting Shares pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL (a “Dissent Action”), the Stockholders’ Agent shall have the right to assume the defense of the Dissent Action in any manner that the Stockholders’ Agent deems appropriate. In the event that the Stockholders’ Agent does not elect to assume the defense of the Dissent Action within five (5) Business Days of the Stockholders’ Agent’s receipt of notice of the Dissent Action, the Parent shall be entitled to assume such defense and any Losses incurred in connection therewith shall be subject to indemnification pursuant to Section 10.2(b)(viii) of this Agreement. In the event that the Stockholders’ Agent does assume the defense of any Dissent Action, the Stockholders’ Agent shall provide timely reports to the Parent in respect of such defense and shall consult with the Parent in good faith with respect such defense. The Stockholders’ Agent shall not consent to the entry of a judgment or enter into any settlement with respect to any Dissent Action without the written consent of Parent, which consent may not be unreasonably withheld or delayed. In the event of any settlement of a Dissent Action and the complete and unconditional release of the Parent and the Company related to such Dissent

Action, Parent shall make available to Stockholders’ Agent the Net Merger Consideration that was withheld from such Dissenting Shareholder pursuant to Section 4.3.

ARTICLE VIII.

COVENANTS OF PARENT AND MERGER SUB.

Section 8.1. Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 8.2. Transfer Taxes.

Parent shall pay in a timely manner all Taxes (other than income Taxes) resulting from or payable in connection with the transactions contemplated hereby, including, without limitation, all transfer, documentary stamp, sales and other Taxes regardless of the Person on whom such taxes are imposed.

ARTICLE IX.

POST-CLOSING COVENANTS OF THE PARTIES.

Section 9.1. Further Assurances.

After the Effective Date, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement shall require Parent or the Company to agree to any divestiture, hold-separate or other similar agreement or requirement.

Section 9.2. Confidentiality.

(a) The Parties shall comply with, and shall cause their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives to comply with, all of their respective obligations under that certain Nondisclosure and Protective Agreement, dated March 13, 2007 (the “Nondisclosure Agreement”), between the Company and Parent.

(b) Parent acknowledges and agrees that all of the communications (written and oral) between representatives of the Company and the Company’s legal counsel, Brenner, Saltzman & Wallman LLP (including conversations between the Stockholders’ Agent and such legal counsel) regarding the transactions contemplated by this Agreement and the other

Transaction Documents are confidential, and Parent shall not be entitled to review or have access to any such communications. Accordingly, the attorney client privilege between the Company and Brenner, Saltzman & Wallman LLP with respect to the transactions contemplated by this Agreement and the other Transaction Documents cannot be waived, terminated, modified or released by Parent or the Surviving Corporation following the Closing without the express written consent of the Stockholders’ Agent. The provisions of this Section 9.2 shall survive the consummation of the Merger and the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding anything to the contrary contained in this Section 9.2, in the event that Parent or any of its Affiliates are requested or required (by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process) to disclose information to a person that is not an Affiliate of the Parent regarding this Agreement and/or the other Transaction Documents, Parent and/or its Affiliates, as applicable, shall be entitled to review or have access to any such communications between representatives of the Company and the Company’s legal counsel regarding such matters and disclose such communications to the requesting Person.

Section 9.3. Employees.

On and after the Effective Date, Parent shall cause the Surviving Corporation to recognize the service (for purposes of vesting and eligibility only) of any employee of the Company who was employed by the Company prior to the Closing and to give credit for such service to all such employees for vesting and eligibility purposes under any benefit plans of Parent or the Surviving Corporation in which such employees participate after the Closing except (x) where such credit would result in a duplication of benefits or (y) would not be permitted under Parent’s or the Surviving Corporation’s benefit plans.

Section 9.4. Tax Returns.

Parent shall file all Tax Returns for the period from January 1, 2007 until the Effective Date. Parent shall cause the Company to carryback any Tax losses of the Company for the period prior to the Effective Date to the maximum extent permitted by applicable Legal Requirements and shall take commercially reasonable efforts to obtain any Tax refunds generated thereby.

ARTICLE X.

INDEMNIFICATION.

Section 10.1. Survival.

All of the representations and warranties of the Company and the Stockholders’ Agent (on behalf of the Stockholders) contained in this Agreement, in any other Transaction Document or in any other agreement, document or instrument executed pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years following the Effective Date (the “Survival Period”); provided, however, that (x) the representations and warranties set forth in Section 5.1(a) (Corporate Organization and Authorization) and Section 5.2(a) (Capitalization of the Company; Title to Shares) shall survive the Closing and continue in full force and effect indefinitely (the “Company’s Extended Representations”). Notwithstanding the foregoing, any notice given in accordance with Section 11.6 of this Agreement (and delivered within the applicable survival period for such representation or warranty) claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. All of the covenants of the Company, the Stockholders’ Agent, Parent and Merger Sub contained in this Agreement shall survive the Closing and continue in full force and effect indefinitely. All of the representations and warranties of Parent or Merger Sub contained in this Agreement, in any other Transaction Document or in any other agreement, document or instrument executed by Parent or Merger Sub pursuant to this Agreement pertaining thereto shall survive the Closing and continue in full force and effect for a period of two (2) years following the Effective Date.

Section 10.2. Indemnification by Stockholders’ Agent.

(a) In the event that the Company or the Stockholders’ Agent (on behalf of the Stockholders) breaches any of their respective representations, warranties or covenants contained in this Agreement, in any other Transaction Document or in any other agreement, document or instrument executed pursuant to this Agreement or are otherwise obligated to indemnify pursuant to Section 10.2(b), and provided that, as to any claim for breach of representations or warranties, Parent makes a written claim for indemnification against the Stockholders’ Agent within the Survival Period, if applicable, then the Stockholders’ Agent (on behalf of the Stockholders) agrees to indemnify Parent and its Affiliates (which shall include the Company and its directors, officers, employees, agents and representatives on or after the Effective Date) (the “Parent Indemnitees”) from and against all Losses that any Parent Indemnitee suffers resulting from or arising out of such breach; provided, however, that the Stockholders’ Agent shall not have any obligation to indemnify any Parent Indemnitee from and against any Losses resulting from the breach of any representation or warranty of the Company or the Stockholders’ Agent (as opposed to any covenant of the Stockholders’ Agent or any pre-Closing covenant of the Company) contained in this Agreement (other than the Company’s Extended Representations): (i) until the Parent Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of $230,000 (the “Threshold”) (after which point the Stockholders’ Agent will be obligated to indemnify the Parent Indemnitees from the first dollar of Losses) or (ii) to the extent the aggregate amount that the Stockholders’ Agent has actually indemnified Parent for prior breaches of representations and warranties of the Company or the Stockholders’ Agent (other than the Company’s Extended Representations) contained in this Agreement exceeds the Cap. For the avoidance of doubt, (i) any breach of the Stockholders’ Agent’s obligation to pay any Working Capital Adjustment in favor of Parent and to replenish the Escrow Fund under Section 4.8(e) of this Agreement shall not be subject to any of the limitations set forth in this Section 10.2(a) and (ii) once a distribution is made to the Stockholders’ Agent from the Escrow Fund or an Earnout Payment is made to the Stockholders’ Agent, the Stockholders’ Agent shall not be obligated to refund or return any such distribution or Earnout Payment unless such payment was made in error and such payment has not been distributed to the Stockholders or used to pay any of the Stockholders’ Agent’s expenses, in which case Stockholders’ Agent shall be obligated to promptly return such amounts. For the avoidance of doubt, any Losses that any Parent Indemnitee suffers resulting from or arising out of any breach of the representations set forth in Section 5.21 (Tax Matters) shall not be subject to the Threshold or the Cap.

(b) Without limiting the generality or effect of the foregoing, the Stockholders’ Agent shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses resulting from or arising out of any of the following (which indemnification, defense and hold harmless shall not be subject to any of the limitations set forth in Section 10.2(a)):

(i) any business or property formerly owned or operated by the Company or any of its predecessors but not owned or operated by the Company immediately before the Closing;

(ii) any claim of any creditor or beneficiary (in their capacity as such) of the Stockholders’ Agent or any of her Affiliates (other than the Company), whether arising prior to, on or after the Effective Date;

(iii) any breach of any of the Company’s Extended Representations;

(iv) any failure of the Stockholders’ Agent to perform or observe any covenant or agreement contained in this Agreement to be performed or observed by the Stockholders’ Agent;

(v) any claims arising or allegedly arising in connection with a breach of Section 5.30;

(vi) any fraud by the Company or the Stockholders’ Agent in connection with this Agreement;

(vii) any Company Closing Costs that are not deducted from the Merger Consideration and are not reflected as a liability in calculation of the Effective Date Working Capital;

(viii) any amounts incurred in connection with any Dissenting Stockholders who properly demand appraisal of their Dissenting Shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL, but only to the extent that any such amount paid in respect of Dissenting Shares is in excess of the applicable portion of the Merger Consideration; provided, however, that such limitation to such excess amount shall not be applicable in the event that the Stockholders’ Agent does not assume the defense of such Dissent Action as contemplated by Section 7.4 of this Agreement;

(ix) any claim against Parent or the Company arising or allegedly arising in connection with the Supplemental Escrow; and

(x) any Company software licenses that are not in full force and effect or for which there are unpaid license fees, in each case as of the Effective Time.

Section 10.3. Indemnification by Parent and Merger Sub.

In the event Parent or Merger Sub breaches any of its representations, warranties or covenants contained in this Agreement or in any other Transaction Document or other agreement, document or instrument required to be executed pursuant to this Agreement and provided that, as to any claim for breach of representations or warranties, the Stockholders’ Agent makes a written claim for indemnification against Parent within the Survival Period, if applicable, then Parent agrees to indemnify the Stockholders and their Affiliates (which, with respect to Affiliates, shall exclude the Company and its directors, officers, employees, agents and representatives on or after the Effective Date) (the “Stockholder Indemnitees”) from and against all Losses that the Stockholder Indemnitees suffer resulting from or arising out of such breach; provided, however, that Parent shall not have any obligation to indemnify Stockholder Indemnitees from and against any Losses resulting from the breach of any representation or warranty of Parent or Merger Sub (as opposed to any covenant of Parent or any post-Closing covenant of the Company) contained in this Agreement (i) until the Stockholder Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of the Threshold, and then only for the amount by which such Losses exceed the Threshold or (ii) to the extent the aggregate amount that Parent has actually indemnified the Stockholder Indemnitees for prior breaches of representations and warranties of Parent or Merger Sub contained in this Agreement exceeds $5,000,000. For the avoidance of doubt, any breach of Parent’s obligations (i) to make the Earnout Payments under Section 4.7 of this Agreement and (ii) to pay the amount of any Working Capital Adjustment in favor of the Seller under Section 4.8(e) of this Agreement shall not be subject to any of the limitations set forth in this Section 10.3 of this Agreement.

Section 10.4. Matters Involving Third Parties.

(a) If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against the other party hereto (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to this Section 10.4, defend against the matter in any manner it deems appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel in each applicable jurisdiction for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest or (y) there are legal defenses available to the Indemnified Party that are materially different from or additional to those available to the Indemnifying Party); and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall constitute a waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article X.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article X for thirty (30) days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party (provided that the Indemnified Party must give the Indemnifying Party at least ten (10) days prior notice of such action).

(f) The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party.

Section 10.5. Certain Additional Provisions Relating to Indemnification.

(a) After the Effective Date, the indemnification provisions set forth in this Article X shall constitute the sole and exclusive recourse and remedy available to the Parties hereto with respect to the breach of any representation or warranty contained in this Agreement or any other agreement or document executed pursuant to this Agreement except in respect of Losses arising due to fraud and the Parties waive from and after the Closing, to the fullest extent permitted under applicable laws, any other remedies for monetary damages under any legal theory that might otherwise be available to them under any state or federal law or arising under, or based upon, any common law. In the event that the foregoing waivers are not effective for any reason, then the Parties agree that all of the limitations of liability contained in this Article X, including, without limitation, those regarding survival, thresholds, caps and deductibles, as well as the procedural steps set forth in this Article X, shall apply to any remedy available to the Parties.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article X, in determining the amount of Losses, except for the “in all material respects” qualification contained in the representations set forth in Section 5.5 hereof (which qualification shall be given full force and effect), no effect shall be given to any qualification as to materiality, Parent Material Adverse Effect or Company Material Adverse Effect, as applicable.

(c) All payments by an Indemnifying Party under Article X shall be treated as an adjustment to the Merger Consideration for all foreign, federal, state and local income tax purposes.

(d) The Indemnification provided for in this Article X shall survive any investigation at any time made by or on behalf of Parent or any knowledge or information that Parent may have.

(e) Parent Indemnitees shall seek to recover Losses first from the Escrow Fund, second as a set-off against any Earnout Payments that are actually due and payable to the Stockholders’ Agent, if any, and, thereafter, directly from the Stockholders’ Agent. Prior to exercising a set off against any Earnout Payments, Parent shall notify the Stockholders’ Agent of the facts and circumstances of the claim for entitlement to indemnification, and, if the breach giving rise to such claim is capable of cure, the Stockholders’ Agent shall have ten (10) Business Days to cure such breach.

(f) Notwithstanding anything in this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered by an indemnified Party under insurance policies with respect to such Losses and shall be reduced to take account of any net Tax benefit actually realized by the indemnified Party arising from the incurrence or payment of any such Losses in the then current year. For the avoidance of doubt, no indemnified Party shall have any obligation to seek recovery under its insurance policies.

Section 10.6. Procedures Relating to Tax Claims.

If a claim is made by any Tax authority which, if successful, is likely to result in an indemnity payment to Parent or any of its Affiliates pursuant to this Article X, Parent shall notify the Stockholders’ Agent of such claim (a “Tax Claim”), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Stockholders’ Agent from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Stockholders’ Agent is materially prejudiced thereby. The Stockholders’ Agent will have the right, at its option, upon timely notice to Parent, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period) with its own counsel provided such counsel is reasonably satisfactory to Parent. The Stockholders’ Agent’s right to control a Tax Claim will be limited to amounts in dispute which would be paid by Sellers or for which Sellers would be liable pursuant to this Article X. Costs of such Tax Claims shall be borne by Sellers unless the Tax Claim relates to taxable periods ending after the Effective Date, in which event such costs will be fairly apportioned. Parent and the Company shall cooperate with the Stockholders’ Agent in contesting any Tax Claim, which cooperation shall include the retention and, upon the Stockholders’ Agent’s request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, the Stockholders’ Agent shall neither consent nor agree (nor cause the Company to consent or agree) to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state or federal income Tax of the Company or any Affiliated Group of which the Company is a member for any taxable period ending subsequent to the Effective Date without the prior written consent of Parent, and the Stockholders’ Agent shall not file an amended Tax Return that may affect the liability for Taxes of the Company without the prior written consent of Parent. Parent and the Stockholders’ Agent shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company.

Section 10.7. Company Officer and Director Indemnity.

The Parent shall not cause the Company to terminate or cancel its existing director’s and officer’s insurance prior to the expiration date of the current term of such policy (i.e., March 10, 2008).

ARTICLE XI.

MISCELLANEOUS.

Section 11.1. Stockholders’ Agent.

(a) The Company hereby represents that, pursuant to the Stockholders’ Agreement, dated July 9, 2007 (the “Stockholders’ Agreement”), by and among the Stockholders of the Company owning more than ninety nine percent (99%) of the Company’s Common Stock and Laurel Touby that Laurel Touby was appointed to serve as the Stockholders’ Agent with respect to the matters expressly set forth in this Agreement and the Escrow Agreement to be performed by the Stockholders’ Agent, and by her signature below Laurel Touby hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Escrow Agreement. The Stockholders’ Agent shall act as the representative of the Sellers, and shall be authorized to act on behalf of the Sellers and to take any and all actions required or permitted to be taken by the Stockholders’ Agent under this Agreement or the Escrow Agreement including, without limitation, (i) with respect to any claims (including the settlement thereof) made by a Parent Indemnitee for indemnification pursuant to Article X hereof, (ii) the delivery of all or part of the Escrow Fund to Parent Indemnitee in satisfaction of claims by such Parent Indemnitee, (iii) agree to, negotiate and enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification, (iv) accept Merger Consideration, any post-Closing adjustments thereto and any Earnout Payments on behalf of the Sellers, (v) receive all notices or documents to be given to the Sellers by Parent or the Company pursuant to this Agreement or any other Transaction Document and to receive and accept service of legal process in connection with any suit or proceeding arising under any of the Transaction Documents, (vi) deliver to Parent at the Closing all certificates, documents and instruments required to be delivered to Parent by the Sellers pursuant to the Transaction Documents, (vii) engage counsel and such accountants and other advisors for the Sellers and incur such other expenses on behalf of the Sellers to the extent deemed necessary or appropriate by the Stockholders’ Agent, (ix) waive any inaccuracies in the representations or warranties of Parent contained in any Transaction Document, (x) make any decision and take any action, on behalf of the Sellers, that the Stockholders’ Agent deems necessary or appropriate after the Effective Date to perform the obligations of the Sellers under the Transaction Documents; and (xi) take all actions and make all decisions as are expressly required or may be made by the Sellers under the Transaction Documents, and (xii) take all actions necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. The Stockholders’ Agent shall be the only party entitled to assert the rights of the Sellers hereunder and the Escrow Agreement, and the Stockholders’ Agent shall perform all of the obligations of the Sellers hereunder and the Escrow Agreement. Any Person (including Parent and Escrow Agent) shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Agent. The Stockholders’ Agent shall be entitled to amend this Agreement on behalf of the Sellers without further approval from such Sellers. The Stockholders’ Agent shall not be liable to any Stockholder (as opposed to the Parent) for any Losses incurred or suffered by any Person as a result of the performance of the Stockholders’ Agent’s duties under this Agreement, except for Losses resulting from the Stockholders’ Agent’s willful misconduct or bad faith. Accordingly, the Stockholders’ Agent shall not be liable for the Losses incurred or suffered by any Person other than the Parent as a result of (i) any action taken or omitted by the Stockholders’ Agent in the good faith performance of her duties and responsibilities as the Stockholders’ Agent under this Agreement, or (ii) any action taken or omitted to be taken by the Stockholders’ Agent in reliance upon any instrument that the Stockholders’ Agent believes in good faith (x) is genuine, (y) has been signed or delivered by the proper person(s), and (z) complies with the provisions of this Agreement.

(b) Upon the death or permanent disability of the Stockholders’ Agent, the Stockholders’ Agent’s her estate or legal guardian, as applicable, shall automatically become her successor as the new Stockholders’ Agent.

(c) The Stockholders shall be bound by all actions taken by the Stockholders’ Agent in his or her capacity thereof. All payments of post-Closing adjustments to the Merger Consideration and Earnout Payments or any other post-closing payment due any Stockholder hereunder (other than holders of Dissenting Shares) rendered by Parent to Stockholders’ Agent shall be in full satisfaction of Parent’s obligation to make such payments to the Stockholders under this Agreement or required to be made by applicable Legal Requirements. The Stockholders’ Agent shall promptly, and in any event within 10 Business Days, provide written notice to any Stockholders holding more than two percent (2%) of the Common Stock of the Company immediately prior to the Merger of any material action taken on behalf of them by the Stockholders’ Agent pursuant to the authority delegated to the Stockholders’ Agent under this Section 11.1(c) provided, however, that payment of expenses of Stockholders’ Agent incurred in connection with the discharge of her duties shall not be considered a material action. The Stockholders’ Agent shall at all times act in his or her capacity as Stockholders’ Agent in a manner that the Stockholders’ Agent believes to be in the best interest of the Stockholders.

Section 11.2. Successors and Assigns.

No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that after the Effective Date, Parent or the Company may assign its rights and obligations under this Agreement to any of its Affiliates or in connection with any sale of the Company or all or substantially all of the Company’s assets. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.

Section 11.3. Governing Law; Jurisdiction.

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, except for the provisions of this Agreement that relate expressly to the DGCL, which shall be construed, performed and enforced in accordance with, and governed by, the DGCL. The Parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York.

Section 11.4. Expenses.

All costs, fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, all such costs, fees and expenses to be paid by the Parent at Closing (the “Company Closing Costs”) shall be deducted from the Merger Consideration.

Section 11.5. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) It is the intention of the Parties hereto that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect.

Section 11.6. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Stockholder, to the Stockholders’ Agent:

Laurel Touby

425 Keap Street

Apt 6C

Brooklyn, NY 11211

Copy to:

Brenner, Saltzman & Wallman LLP

271 Whitney Avenue

New Haven, Connecticut 06511

Attn: Wayne A. Martino, Esq.

Fax: (203) 772-3907

If to Parent or Merger Sub or to the Company after the Effective Date:

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

Attn: Christopher S. Cardell

Fax: (203) 655-5079

Copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Jeffrey R. Poss, Esq.

Fax: (212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 11.7. Amendments; Waivers.

This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 11.8. Public Announcements.

All press releases, notices to customers and suppliers and similar public announcements after the Effective Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Parent and the Stockholders’ Agent prior to the issuance thereof; provided, however, that either party may make any public disclosure it believes in good faith is required by Legal Requirement or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use commercially reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 11.9. Entire Agreement.

This Agreement and the other Transaction Documents contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules to this Agreement and the other Transaction Documents and any other agreements, documents and instruments required to be delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 11.10. Parties in Interest.

Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 11.11. Section and Paragraph Headings.

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.12. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 11.13. Disclosure.

(a) Disclosure of a particular fact or circumstance for any one purpose of this Agreement, the other Transaction Documents or the Schedules attached hereto or thereto shall be deemed adequate disclosure of such particular fact or circumstance for all purposes of this

Agreement and such Schedules so long as the impact of such disclosure on any other representation or warranty would be reasonably apparent from the context of such disclosure. The disclosure herein of any material or immaterial fact, circumstance, document, agreement or other item of information for any purpose which is not literally or explicitly required by the express provisions of this Agreement is provided by the Company strictly as an accommodation and the making or omitting of any such disclosure in any other circumstance shall have no effect of any kind whatsoever on the standards of materiality or disclosure otherwise objectively applicable to the terms and provisions of this Agreement.

(b) Each of Parent and Merger Sub acknowledges and agrees that none of the Sellers, the Stockholders’ Agent, the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or their respective representatives, agents, officers, directors and employees except as expressly set forth in this Agreement, the other Transaction Documents or the Schedules attached hereto or thereto, and none of the Sellers, the Stockholders’ Agent, the Company or any other Person shall have or be subject to any liability to Parent, Merger Sub, the Surviving Corporation or any other Person resulting from the distribution to Parent, Merger Sub, Surviving Corporation or Parent’s, Merger Sub’s or Surviving Corporation’s use of, any such information, including any information, documents or material made available to Parent and Merger Sub in the course of due diligence, in management presentations or in any other form in connection with the transactions contemplated by this Agreement, the other Transaction Documents or otherwise except as expressly contemplated by Article X of this Agreement.

(c) When a Schedule or Exhibit to this Agreement lists or identifies a contract or agreement by a date or references a particular document, a copy of such contract or agreement has been provided to the Parent unless otherwise expressly noted.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

JUPITERMEDIA CORPORATION

By:	/s/ Alan M. Meckler
Name:	Alan M. Meckler
Title:	Chairman and Chief Executive Officer

MEDIABISTRO ACQUISITION SUBSIDIARY, INC.

By:	/s/ Christopher S. Cardell
Name:	Christopher S. Cardell
Title:	President and Chief Operating Officer

MEDIABISTRO.COM INC.

By:	/s/ Laurel Touby
Name:	Laurel Touby
Title:

STOCKHOLDERS’ AGENT

By:	/s/ Laurel Touby ,
Laurel Touby, as Agent for the Stockholders of Mediabistro.com Inc.

[Signature Page to Agreement and Plan of Merger]